Exhibit 10.1

SCIENTIFIC ADVISORY BOARD MEMBER AGREEMENT

This Scientific Advisory Board Member Agreement, effective 1st August, 2022 (the Effective Date), is between PepGen Inc., a Delaware corporation, and Caroline Godfrey, an individual residing at the address set forth on the signature page hereto (Advisor). In light of Advisor's expertise in areas consistent with Company's research and development, business and product strategy, Company and Advisor agree as follows:

1.
Services. Advisor agrees to contribute to Company's success by attending informal and formal meetings of the Company’s Scientific Advisory Board (SAB) and to provide such consulting, advisory and related services to and for the Company from time to time, at Company's request (the Services). Services may be rendered in person, or by telephone, electronic mail or other means. While this Agreement is in effect, Advisor will not provide engage in any other activities that conflict with Advisor’s obligations hereunder or the interests of the Company, and [he/she] shall not directly and knowingly assist any other person or organization to engage in activities that conflict with Advisor’s obligations hereunder or the interests of the Company.
2.
Time Commitment. Advisor commits to be available to attend four SAB meetings per year and a half a day each week to for company related activities.
3.
Compensation.
(a)
As the only consideration due to Advisor regarding the subject matter of this Agreement, and in accordance with Company's usual accounts payable procedures, the Company will pay Advisor an advisory fee at the rate of $64,000 per year for Services satisfactorily performed and delivered, payable in arrears on the last day of each fiscal quarter. Advisor shall deliver to the Company a properly completed and duly executed Department of the Treasury Internal Revenue Service Form W-9 or, if Advisor is a non-U.S. person, a Department of the Treasury Internal Revenue Service Form W-8BEN (or other appropriate Form W-8).
4.
Cooperation. Advisor shall use Advisor’s best efforts in the performance of [his/her] obligations under this Agreement. The Company shall provide such access to its information and property as may be reasonably required in order to permit Advisor to perform Advisor’s obligations hereunder. Advisor shall cooperate with the Company’s personnel, shall not interfere with the conduct of the Company’s business and shall observe all rules, regulations and security requirements of the Company concerning the safety of persons and property.
5.
Independent Contractor Relationship. Notwithstanding any provision herein to the contrary, each party shall be and act as an independent contractor and not as a partner, joint venturer, employer, employee or agent of the other and shall not bind or attempt to bind the other to any contract. Advisor will not be eligible to participate in any benefit programs, coverages or privileges, including, without limitation, health insurance, social security, unemployment, medical or pension payments, made available to employees of the Company. Advisor hereby waives any right to participate in any of the Company’s benefit plans. The Company will not make deductions from payments made to Advisor for employment or income taxes, all of which will be Advisor’s responsibility. Advisor agrees to indemnify and hold the Company harmless from any liability for, or assessment of, any such taxes imposed on the Company by relevant taxing authorities. Advisor warrants that: none of the Services or any part of this Agreement is or will be inconsistent with any of Advisor's other obligations; all Services and Work Products will be Advisor's original work and [his/her] use will not violate the rights of any person or entity; and Advisor will not disclose to Company or use for its benefit any proprietary, confidential or trade secret information of any third party. Company may use and authorize the use of Advisor's name, likeness and biographical information in promotional materials, websites and the like.
6.
Work Products. Advisor anticipates that, during meetings and occasional counseling, [he/she] may make suggestions, have ideas, or learn of matters that may constitute or lead to Inventions (as defined below) of value to the Company. Moreover, Advisor recognizes that the Company may commit significant resources to developing discoveries relevant to [his/her] role as SAB Member, that Inventions may be stimulated because of the interactions among SAB Members, or other personnel working on behalf of the Company, and that the Company may wish to file for and receive patents on such Inventions of commercial value to the Company's business. Accordingly, Advisor agrees that Company shall own all rights, title and interests (including patent rights, copyright rights, trade secret rights, trademark rights, sui generis database rights and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all relating to any and all Inventions (whether or not patentable), technologies, works of authorship, software, designs, plans, know-how, ideas, data and other results, work products and information that are made, conceived or reduced to practice, in whole or in part, by Advisor, and that arise out of the Services or that are based on or otherwise reflect any Proprietary Information (as defined below) (collectively, Work Products). Advisor will promptly provide and fully disclose all Work Products to Company. Advisor understands the "Inventions" include inventions, improvements, formulae, processes, techniques, biological materials, know-how, data, and other innovations and proprietary information (whether or not patentable) made, conceived, reduced to practice or learned by Advisor that arise out of the Services or that are based upon Proprietary Information of the Company. Advisor agrees to assist the Company, or its designee, at its expense, in every proper way to secure the Company’s, or its designee’s, rights in the Work Products and any copyrights, patents, trademarks, mask work rights, moral rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company or its designee of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, and all other instruments which the Company or its designee shall deem necessary in order to apply for, obtain, maintain and transfer such rights, or if not transferable, waive such rights, and in order to assign and convey to the Company or its designee and any successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Work Products, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Advisor further agrees that [his/her] obligation to execute or cause to be executed, when it is in [his/her] power to do so, any such instrument or papers shall continue after the termination of this Agreement until the expiration of the last such intellectual property right to expire in any country of the world.
7.
Proprietary Information.
(a)
Confidentiality. Advisor understands that [he/she] will be privy to Proprietary Information (as defined below) of competitive value to the Company, and that such Proprietary Information will be among the principal assets of the Company, and that improper dissemination of this Proprietary Information would materially damage the Company. Accordingly, Advisor agrees to maintain in confidence and not publish or otherwise disclose to third parties or use for any purpose other than providing the Services any Proprietary Information, except with written consent to the contrary from the Company, or until such Proprietary Information comes into the public domain. “Proprietary Information” shall mean any information or other subject matter disclosed to Advisor by the Company in connection with Advisor’s performance of the Services, and may include, by way of example, nonpublic information relating to Work Products and other financial, business, regulatory, clinical, scientific and technical information (including without limitation, information and data relating to Company's products, plans, customers and employees) that Advisor develops, learns or obtains in connection with the Services. However, Advisor shall not be so obligated with respect to information that Advisor can document (a) is or becomes readily publicly available without restriction through no fault of Advisor or (b) Advisor rightfully knew without restriction prior to its disclosure by Company. The confidentiality obligations and restrictions in this Agreement, as they apply to Proprietary Information disclosed prior to termination, will survive termination for a period of 5 years; provided, Advisor's obligations hereunder shall survive and continue in effect thereafter with respect to any Proprietary Information that is a trade secret under applicable law.

(b)
DTSA Notice. This Agreement does not affect any immunity under 18 USC Sections 1833(b)(1) or 1833(b)(2), which read as follows (note that for purposes of this statute only, individuals performing work as contractors or consultants are considered to be employees):
(1)
An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
(2)
An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.
8.
Ownership and No Improper Use of Materials; No Improper Use of Materials. All documents, data, records, equipment and other physical property, whether or not pertaining to Proprietary Information, furnished to Advisor by the Company or provided by Advisor or others in connection with carrying out the Services shall remain the property of the Company, and Advisor shall deliver all such materials to the Company upon the expiration or termination of this Agreement, or earlier if so requested by the Company. Advisor agrees not to bring to the Company or to use in the performance of Services for the Company any materials or documents of a present or former employer of Advisor, or any materials or documents obtained by Advisor from a third party under an obligation of confidentiality, unless such materials or documents are generally available to the public or Advisor has authorization from such present or former employer or third party for the possession and unrestricted use of such materials. Advisor understands that [he/she] is not to breach any obligation of confidentiality that Advisor has to present or former employers or clients, and agrees to fulfill all such obligations during and after the term of this Agreement.
9.
Non Interference. During the term of this Agreement and for 1 year thereafter, Advisor agrees not to induce, encourage or solicit any employee, contractor or consultant to leave Company for any reason, and not to divert, entice or otherwise take away from Company the business or patronage of any of the clients, customers, accounts, or suppliers or prospective clients, customers, accounts, or suppliers of the Company that were contacted, solicited or served by Advisor on behalf of the Company during the term of Advisor’s engagement with the Company.
10.
No Conflicts. Advisor represents that Advisor’s compliance with the terms of this Agreement and provision of the Services will not violate any duty which Advisor may have to any other person or entity (such as a present or former employer), including obligations concerning providing services to others, confidentiality of proprietary information and assignment of inventions, ideas, patents or copyrights, and Advisor agrees that Advisor will not do anything in the performance of Services hereunder that would violate any such duty.
11.
Exclusivity. Advisor will not contract with other companies or entities for one year from the first anniversary of the Effective Date. The Company retains a right to contract with other companies and/or individuals for consulting services without restriction.
12.
Term and Termination. The term of this Agreement shall begin on the Effective Date and shall continue until the first anniversary of the Effective Date. The Agreement may be renewed by mutual agreement of the parties; provided, however, that either party may terminate this Agreement at any time, for any or no reason, by giving the other party 5 days prior written notice. Sections 3 through 13 of this Agreement and any remedies for breach of this Agreement shall survive any termination or expiration of this Agreement for any reason.

13.
General. This Agreement, including any exhibits hereto, is the entire agreement, and supersedes all prior negotiations, understandings or agreements (oral or written), between the parties concerning the subject matter hereof. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument. Execution of a facsimile copy (including PDF) shall have the same force and effect as execution of an original, and a facsimile signature shall be deemed an original and valid signature. No modification, consent or waiver will be effective unless in writing and signed by the party against which enforcement is sought. Either party's failure to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights. If any provision of this Agreement is determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that the Agreement shall otherwise remain in full force and effect and enforceable. This Agreement and the Services are personal to Advisor, and Advisor shall have no right or ability to subcontract, delegate, assign or otherwise transfer any rights or obligations under this Agreement without the prior written consent of Company. Any attempt to do otherwise shall be void. Company may transfer any of its rights under this Agreement to any third party. Any breach of Section 7, 8 or 10 will cause irreparable harm to Company for which damages will not be an adequate remedy, and therefore, Company shall be entitled to injunctive relief with respect thereto in addition to any other remedies. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to the conflicts of law provisions thereof. In any action or proceeding to enforce rights under this Agreement, the prevailing party shall be entitled to recover its reasonable costs and attorneys’ fees. Any notice hereunder will be effective upon receipt and shall be given in written English, and delivered to the other party at its address given herein or at such other address designated by written notice.

[Signature Page Follows]

The parties have executed this Agreement as of the date first written above.

PEPGEN INC.	ADVISOR

By: /s/ James McArthur	/s/ Caroline Godfrey
Signature
Name: James McArther	Address: 40 Meadow Prospect, Wolvercote, Oxford, OX2 8PP, United Kingdom
Title: Chief Executive Officer